Exhibit (i)(3)

September 24, 2009

The Tocqueville Trust

40 West 57th Street

New York, NY 10019

Re:	Registration Statement on Form N-1A

Ladies and Gentlemen:

You have requested our opinion, as your special Massachusetts counsel, as to certain matters of Massachusetts law relating to the organization and shares of The Toqueville Trust, a trust with transferable shares (the “Trust”) established under Massachusetts law pursuant to a Declaration of Trust dated September 7, 1986, as amended to date (the “Declaration”). We understand that our opinion is requested in connection with the filing by the Trust with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 37 to its Registration Statement on Form N-1A under the Securities Act of 1933, as amended, Registration No. 033-08746 and of Post-Effective Amendment No. 39 to its Registration Statement under the Investment Company Act of 1940, as amended, Registration No. 811-04840 (the “Amendment”), relating to the shares of beneficial interest, $0.01 par value, of The Delafield Select Fund of the Trust (the “Shares”). We understand that you wish to file this letter with the SEC as an exhibit to the Amendment.

For purposes of rendering the opinions stated herein, we have examined and are familiar with the Declaration, and we have reviewed a draft of the Amendment which we are informed is substantially the form to be filed with the SEC, including the forms of the Prospectus (the “Prospectus”) and the Statement of Additional Information (the “SAI”) to be included therein, records of the actions taken by yourselves as the Trustees of the Trust to authorize the issuance and sale of the Shares, the By-laws of the Trust, as currently in effect, certificates of officers of the Trust and of public officials as to matters of fact relevant to such opinions, and such other documents and instruments, certified or otherwise identified to our satisfaction, and such questions of law and fact, as we have considered necessary or appropriate for purposes of giving such opinions. We call to your attention that, in doing so, we have assumed the genuineness of the signatures on, and the authenticity of, all documents furnished to us, and the conformity to the originals of documents submitted to us as copies, which we have not independently verified.

Our opinion in paragraph 1 below with respect to the valid existence of the Trust in Massachusetts is based solely on a certificate to such effect issued by the Secretary of State of Massachusetts.

On the basis of the foregoing examination, and in reliance thereon, and subject to the qualifications and limitations contained herein, we are of the opinion that:

1.	The Trust is validly existing as a trust with transferable shares of the type commonly called a Massachusetts business trust.

BOSTON    NEW YORK    WASHINGTON, DC

The Tocqueville Trust	- 2 -	September 24, 2009

2.	The Shares to be issued as contemplated in the Prospectus and SAI have been duly authorized, and, subject to the receipt by the Trust of consideration equal to the net asset value thereof (but in no event less than the par value thereof), when issued in accordance with the Prospectus and SAI, will be validly issued, fully paid and nonassessable shares of the Trust under the laws of The Commonwealth of Massachusetts.

With respect to the opinion stated in paragraph 2 above, we wish to point out that the shareholders of a Massachusetts business trust may under some circumstances be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for the purpose.

This letter expresses our opinions as to the provisions of the Declaration and the laws of Massachusetts applying to business trusts generally, but does not extend to the Massachusetts Securities Act, or to federal securities or other laws.

This opinion is limited to the present laws of The Commonwealth of Massachusetts (as such laws are applied by courts located in Massachusetts) and to the present judicial interpretations thereof and to the facts as they presently exist. We express no opinion with respect to, or as to the effect of the laws of, any other jurisdiction.

All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.

This opinion letter should be interpreted in accordance with the Legal Opinion Principles of the Committee on Legal Opinions of the American Bar Association’s Business Law Section, as published in 57 Business Lawyer 882-884 (February 2002).

This opinion is solely for the benefit of the Trust and may not be otherwise quoted or relied upon by any person or entity without our prior express written consent.

We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

SULLIVAN & WORCESTER LLP